Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of December 21, 2002 (the “Effective Date”), by and between James F. Voelker (the “Employee”) and InfoSpace, Inc. (the “Company”).

In consideration of the mutual covenants herein contained, the continuing employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall employ Employee in the position of President and Chief Executive Officer. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). Only the Board shall have the right to revise such responsibilities from time to time, as the Board deems necessary or appropriate. The Compensation Committee shall have the right to revise Employee’s compensation as provided for in Section 5(a), (b) and (c) below, consistent with the provisions of this Agreement.

2. Obligations. While employed hereunder, Employee will perform his duties faithfully and to the best of his ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company. Outside board seats shall be subject to the prior approval of the Board.

3. Board Membership. While employed hereunder, Employee will serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

4. Employment Term. Employee’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier as provided in Section 6 hereof, until January 1, 2006 (the “Employment Term”); provided, however, that the Employment Term may be extended by mutual agreement of the Company and Employee on such terms as they may agree upon in writing. If the Company is not willing to extend the Employment Term after January 1, 2006, it shall so notify the Employee in writing at least ninety (90) days prior to the end of the Employment Term. If the Company notifies Employee in writing that it does not want to extend the Employment Term at the end of the Employment Term, then at such time, Employee shall become an “at-will” employee of the Company and may terminate employment with the Company and receive the severance benefits provided for in Section 6(b) hereof.

5. Compensation and Benefits.

(a) Base Compensation. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $400,000. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary shall be subject to annual review by the Compensation Committee of the Board but in no event shall be less than $400,000.

(b) Incentive Bonus. In addition to the base salary, Employee may receive a performance bonus during each year of employment with the Company under this Agreement equal to an amount to be determined by the Compensation Committee of the Board. The maximum amount of such performance bonus shall be 100% of Employee’s then current base salary for the applicable fiscal year. Such performance bonus, if any, shall be based upon performance objectives to be mutually determined by the Compensation Committee of the Board or the Board and Employee; provided, however, that Employee’s annual bonus for 2003 shall be determined upon finalization of the Company’s fiscal year 2003 budget.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Employee will also be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Stock Options. As of the Effective Date, Employee will be granted a non-qualified stock option to purchase 600,000 shares of the Company’s common stock at an exercise price equal to the per share equivalent of the fair market value of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on NASDAQ NMS on the date of grant, or, if there is no such reported price on the date of grant, the closing price on the trading day on NASDAQ NMS first preceding the date of grant (the “First Option”). Subject to the accelerated vesting provisions set forth herein, 120,000 of the shares subject to the First Option shall vest on the Effective Date, 240,000 shares subject to the First Option shall vest on the one year anniversary of the Effective Date and the remaining 240,000 shares subject to the First Option shall vest on a monthly basis (6,666 each month) over the 36 month period beginning on the one year anniversary of the Effective Date, subject to Employee’s continued full-time employment by the Company on the relevant vesting dates.

On a date on or before June 30, 2003 to be mutually agreed upon between Employee and the Compensation Committee of the Board, Employee will be granted an additional non-qualified stock option to purchase 600,000 shares of the Company’s common stock at an exercise price equal to the per share equivalent of the fair market value of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on NASDAQ NMS on the date of grant (the “Second Option”). Subject to the accelerated vesting provisions set forth herein, the Second Option will vest as to 1/36th of the shares subject to the Second Option monthly (16,666 each month) following the one year anniversary of the Effective Date, so that the Second Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Employee’s continued full-time employment to the Company on the relevant vesting dates.

The First and Second Options will be subject to the terms and conditions of the Company’s Restated Stock Incentive Plan (the “Option Plan”) and the applicable stock option agreements by and between Employee and the Company (the “Option Agreements”), which documents are incorporated herein by reference; provided, however, that to the extent the Option Agreements are inconsistent with this Agreement, this Agreement shall control.

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for “Cause” (as defined herein) by the Company or voluntarily by Employee (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Employee shall retain all options that are vested as of the Termination Date and such options may be exercised in accordance with the provisions of the Option Agreements. All unvested options will be immediately forfeited as of the Termination Date.

(b) Termination by Company without Cause. The Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. If Employee’s employment with the Company terminates other than voluntarily or for Cause, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to:

(i) Receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary and 100% of his annual bonus rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(ii) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that (a) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date.

(iii) Any unvested portion of the First and Second Options shall immediately vest and become exercisable as to that number of shares that would have vested had Employee remained a full-time employee with the Company through the twelve (12) month period following the termination date and Employee shall have twelve (12) months following the termination date to exercise such vested shares.

(c) Death. In the event of Employee’s death while employed hereunder, Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Employee’s base salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) Company-paid COBRA benefits as specified in Section 6(b)(ii) above for ninety (90) days from Employee’s death, and (iii) have the right to exercise the vested shares subject to the First and Second Option which are vested as of the date of Employee’s death for two (2) years following Employee’s death.

(d) Disability. In the event of Employee’s termination of employment with the Company due to “Disability” (as defined herein), Employee shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

(e) Termination by Employee for Good Reason. If Employee terminates employment with the Company for “Good Reason” (as defined herein) within 90 days of a Good Reason event, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to the same benefits that he would receive in Section 6(b) above; provided, however, that Employee will receive eighteen (18) months of continued salary and bonus rather than twelve (12) months if Employee resigns within 90 days of the occurrence of the Good Reason event set forth in Section 11(d)(v) below.

7. Change of Control Benefits. If Employee (i) is terminated other than for Cause by the Company within 90 days prior to a “Change of Control” (as defined herein) or in connection with a Change of Control or (ii) is terminated other than for Cause by the Company (or its successor corporation) or resigns for Good Reason within eighteen (18) months following a Change of Control, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to the following benefits:

(a) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary rate, as then in effect, for a period of eighteen (18) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(b) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to 100% of his annual bonus rate (but in no event less than $100,000), as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(c) Fifty percent (50%) of the unvested shares, if any, subject to the First and Second Options shall immediately vest and become exercisable.

Notwithstanding the foregoing, in the event that the benefits provided for in this Section 7 (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable under this Section 7 shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise

Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality, Non-Competition and Non-Solicitation. Employee agrees, as a condition to Employee’s employment with the Company, to execute the Company’s standard form of Employee Non-Disclosure, Invention Release and Non-Competition Agreement attached hereto as Exhibit A; provided, however, to the extent there is any inconsistency between such standard form agreement and this Agreement, this Agreement shall control.

10. Arbitration. Employee agrees, as a condition to Employee’s employment with the Company, to execute the Company’s standard form Arbitration Agreement, as amended, attached hereto as Exhibit B.

11. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Employee which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Employee, (iii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Employee which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful or grossly negligent if done, or not done, by Employee in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for “Cause” hereunder must be determined by two-thirds (2/3rd) vote of the Board, with Employee first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action.

(b) Change of Control. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors. Notwithstanding the foregoing, if at the 2003 annual meeting of the Company’s shareholders, three (3) individuals are elected as directors (with the assistance of the immediately preceding Chief Executive Officer) who are not Incumbent Directors, a Change of Control shall be deemed to have occurred.

(c) Disability. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(d) Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) A relocation of Company headquarters outside of the Seattle/Bellevue metropolitan area; (ii) A material breach of this Agreement by the Company; (iii) Employee is removed from or not re-elected to the Board; (iv) Employee has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position (except as a result of Company being acquired and made part of a larger entity so long as Employee shall continue to serve in the same position of an independent subsidiary or separate defined business unit containing the Company’s business following a “Change of Control” (as defined herein)); or (v) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors. Notwithstanding the foregoing, if at the 2003 annual meeting of the Company’s shareholders, three (3) individuals are elected as directors (with the assistance of the immediately preceding Chief Executive Officer) who are not Incumbent Directors, a Change of Control shall be deemed to have occurred. .

(e) Release. For purposes of this Agreement, “Release” is defined as a release in a form substantially equivalent to that attached as Exhibit C. Employee agrees that the Company has the right to make such further changes in the release as the Company determines are necessary or appropriate to make the release enforceable against the Employee in light of changes in applicable law.

12. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, the Employee’s heirs and representatives.

13. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided below. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its COO.

14. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement, the Option Plan, the Option Agreements, the Company’s Employee Non-Disclosure, Invention Release and Non-Competition Agreement dated of even date herewith, and the Arbitration Agreement dated of even date herewith shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. Notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Option Plan and this Agreement, the terms and conditions of the Option Plan shall prevail.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Attorney Fees. The Company agrees to directly pay Employee’s reasonable legal fees associated with entering into this Agreement up to $7,500 upon receiving invoices for such services.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

	By:	/s/ Edmund O. Belshem
	Title	Chief Operating Officer

EMPLOYEE:	/s/ James F. Voelker
James F. Voelker Employee’s Counsel: Robert Blackstone Davis Wright Tremaine, LLP 2600 Century Square 1501 Fourth Avenue Seattle, WA 98101-1688

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

InfoSpace, Inc. Employee Non-Disclosure, Invention Release
and Non-Competition Agreement

1.    As an employee of InfoSpace, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively herein “InfoSpace”), and in consideration of the compensation now and hereafter paid to me, I will devote my best efforts to furthering the best interest of InfoSpace. During my employment by InfoSpace, I will not engage in any business activities or ventures outside of the business activities of InfoSpace without the express prior written consent of InfoSpace. Also, during my employment, I will not engage in any activity or investment (other than an investment of less than 1% of the shares of a company traded on a registered stock exchange), that (a) conflicts with InfoSpace’s business interest, including without limitation, any business activity contemplated by this agreement, (b) occupies my attention so as to interfere with the proper and efficient performance of my duties at InfoSpace, or (c) interferes with the independent exercise of my judgment in InfoSpace’s best interest. As used herein, InfoSpace’s “business” means the development, marketing and support by InfoSpace of wireline, wireless and broadband infrastructure technologies.

2.    At all times during my employment and thereafter I will not disclose to anyone outside InfoSpace nor use for any purpose other than my work for InfoSpace (a) any confidential or proprietary technical, financial, marketing or distribution of other technical or business information or trade secrets of InfoSpace, including without limitation, concepts, techniques, processes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, customer and suppliers, (b) any information InfoSpace has received from others which InfoSpace is obligated to treat as confidential or proprietary or (c) any confidential or proprietary information that is circulated within InfoSpace via its internal email system or otherwise. I will also not disclose any confidential information inside InfoSpace except on a “need to know” basis. If I have any questions as to what comprises such confidential proprietary information or trade secrets, or to whom, if anyone, inside InfoSpace, it may be disclosed, I will consult my manager at InfoSpace.

3.    I will make prompt and full disclosure to InfoSpace, will hold in trust for the sole benefit of InfoSpace, and will assign exclusively to InfoSpace all my right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of InfoSpace. I hereby waive and quitclaim to InfoSpace any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to InfoSpace.

My obligation to assign shall not apply to any Invention about which I can prove that:

It was developed entirely on my own time; and

(a)	No equipment, supplies, facility, or trade secret information of InfoSpace was used in its development; and

(b)	It does not relate (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace; and

(c)	It does not result from any work performed by me for InfoSpace.

I will assign to InfoSpace or its designee all right, title and interest in and to any and all Inventions full title to which may be required to be in the United States by any contract between InfoSpace and the United States or any of its agencies.

4.    I have attached hereto a list, Exhibit A, describing all Inventions belonging to me and made by me prior to my employment at InfoSpace that I wish to have excluded from this agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at InfoSpace, I use in or incorporate into an InfoSpace product, process, or machine, an Invention owned by me or in which I have an interest that is not on Exhibit A and is related (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace, InfoSpace is hereby granted and shall have a non-exclusive royalty-free, irrevocable, worldwide license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

5.    I will execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement. If, because of my mental or physical incapacity or for any other reason whatsoever, InfoSpace is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to InfoSpace as stated above, I hereby irrevocably designate and appoint InfoSpace and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at InfoSpace’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

6.    I recognize that InfoSpace has received and will receive confidential and proprietary information from third parties subject to a duty on InfoSpace’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter I owe InfoSpace and such third parties a duty not to disclose such confidential or proprietary information to anyone except as necessary in carrying out my work for InfoSpace and consistent with InfoSpace’s agreement with such third party. I will not use such information for the benefit of anyone other than InfoSpace or such third party, or in any manner inconsistent with any agreement between InfoSpace and such third party of which I am made aware.

7.    During my employment at InfoSpace I will not improperly use or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-ventures, clients, customers, or suppliers, or the vendors or customers of such persons or entities or their vendors or customers unless such persons or entities have given verbal consent. I will not violate any non-disclosure or proprietary rights agreement I might have signed in connection with any such person or entity.

8.    I acknowledge that my employment will be of indefinite duration and that either InfoSpace or I will be free to terminate this employment relationship at will at any time with or without cause. I also acknowledge that any representations to the contrary are unauthorized and void, unless contained in a formal written employment contract signed by an officer of InfoSpace. I further acknowledge that the terms and conditions of this agreement shall survive termination of my employment.

9.    At the time I leave the employ of InfoSpace or at InfoSpace’s request, I will return to InfoSpace all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical or business information. I will also return any keys, pass cards, identification cards or any other property belonging to InfoSpace.

10.    For a period of one year after termination of my employment, I will not accept employment or engage in any activities directly competitive with or substantially similar to the business (as defined in the first paragraph) or with the actual or demonstrably anticipated research or development of InfoSpace as of my termination date.

11.    While employed at InfoSpace and for a period of one year from the termination of my employment I will not induce or attempt to influence directly or indirectly any employee of InfoSpace to terminate his/her employment with InfoSpace or to work for me or any other person or entity.

12.    I agree to inform any new employer, prior to accepting any such new employment, of the existence and terms of this agreement and to provide such new employer with a copy of this agreement. I also agree that InfoSpace may notify any person, company or other business entity which InfoSpace believes has hired or may hire me of the existence and terms of this agreement; InfoSpace may also furnish a copy of this agreement to any such person, company or other business entity.

13.    I acknowledge that any violation of this agreement by me will cause irreparable injury to InfoSpace, and InfoSpace shall be entitled to extraordinary relief in court,

including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions, without the necessity of posting bond or security.

14.    I acknowledge that I have had a full opportunity to read this agreement before signing it. I confirm that I understand its terms and believe them to be reasonable, and I agree that InfoSpace’s offer of employment or continued employment is sufficient consideration for this agreement.

15.    If court proceedings are required to enforce any provision or to remedy any breach of this agreement, the prevailing party shall be entitled to an award of reasonable and necessary expenses of litigation, including reasonable attorney fees.

16.    I agree that this agreement shall be governed for all purposes by the laws of the state of Washington as such laws apply to contracts to be performed within Washington by residents of Washington and that venue for any action arising out of this agreement shall be properly laid in King County, Washington or in the Federal District Court of the Western District of Washington. If any provision of this agreement shall be declared excessively broad, it shall be construed so as to afford InfoSpace the maximum protection permissible by law. If any provision of this agreement is void or so declared, such provision shall be severed from this agreement, which shall otherwise remain in full force and effect. This agreement sets forth the entire agreement of the parties as to the subject matter hereof and any representations promises, or conditions in connection therewith not in writing and signed by both parties shall not be binding upon either party.

HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, I have signed my name this date

Signature	Date

Employee (please print)

Inventions listed on attached: Yes No

InfoSpace Witness

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

                        No inventions or improvements

                        Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

AGREEMENT FOR ARBITRATION OF DISPUTES

The employment relationship for most InfoSpace, Inc. (“InfoSpace”) employees is terminable “at will,” meaning that they are free to resign at any time for any reason and InfoSpace is also free to end the employment relationship at any time for any reason. Even so, disputes about employment and related claims sometimes arise. InfoSpace is committed to resolving any such disputes and claims efficiently and effectively, while preserving due process safeguards. This commitment includes use of binding arbitration as the means of final resolution of all such disputes and claims to the maximum extent permitted by state and federal law. By this agreement (“Agreement”), InfoSpace and its subsidiaries, affiliates, successors and assigns (together the “Company”) agree that they will arbitrate covered disputes and claims subject to the provisions contained herein.

In consideration for my employment with the Company, the compensation and benefits I receive based on that employment and the Company’s mutual agreement for arbitration, except as provided below, I,                                 , hereby agree that any dispute and/or claim between the Company and me that underlies, relates to and/or results from my employment relationship with the Company or the termination of that relationship and that cannot be otherwise resolved will be submitted to final, binding arbitration to the maximum extent permitted by law in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association that are then in effect. (Copies of the current rules are available from the Human Resources department.) This Agreement also governs any claims that I may have against the Company’s officers, directors, employees, agents and shareholders that underlie, relate to and/or result from my employment relationship or service with the Company or the termination of that relationship or service. However, specifically excluded are claims for the following: (i) Any claims of any kind arising after the date of execution of the Release defined in my Employment Agreement with the Company; (ii) Any claims for libel, slander or defamation; (iii) Any claims arising solely by virtue of my status as a shareholder; or (iv) Any claims for indemnification pursuant to the Company bylaws or certificate of incorporation, or pursuant to applicable law.

I understand that, pursuant to this Agreement, I forego and waive the right to take any covered dispute or claim to civil litigation in court. I understand that this Agreement governs any claim I have that underlies, relates to and/or results from my employment relationship with the Company or the termination of that relationship, including, but not limited to, claims of wrongful discharge, infliction of emotional distress, breach of contract, breach of any covenant of good faith and fair dealing, and claims of retaliation and/or discrimination in violation of any local, state or federal law. Examples of such laws include Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; RCW Chapter 49.60, and all amendments to each such Act as well as the regulations issued thereunder. This Agreement does not affect my right to pursue worker’s compensation or unemployment compensation benefits for which I may be eligible in accordance with state law, nor does it affect my right to file and/or to cooperate in the investigation of an administrative charge of discrimination.

I understand that I may seek in arbitration any remedy or award that would be available to me through civil litigation and the arbitrator has authority to grant any such remedy or award. I agree that such remedies include monetary damages but do not include reinstatement unless authorized by statute.

I understand that either I or the Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator. In any matter that is presented to an arbitrator under this Agreement, I agree that the location of the arbitration hearing(s) will be in King County, Washington, unless another location is mutually agreed upon.

I enter into this Agreement freely and voluntarily in consideration for my employment with the Company, the compensation and benefits I receive based on that employment and the Company’s mutual agreement for arbitration.

This Agreement sets forth the entire agreement of the parties with respect to the subject matter herein and any representations, promises, or conditions in connection therein not in writing and signed by both parties shall not be binding upon either party. If any provision of this Agreement is declared excessively broad, it shall be construed so as to afford the Company the maximum protection permissible by law. If any provision of this Agreement is void or so declared, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

Agreed to and accepted:
Employee

Date:

Agreed to and accepted on behalf of the Company:

By:

Date:

EXHIBIT C

Release of Claims.

This release of claims (“Release” or “Agreement”) is entered into by and between James F. Voelker (“Employee”) and InfoSpace, Inc.(“Company”) this              day of             , 20            .

In consideration of the severance benefits which are being given to him specifically in exchange for this release as a result of negotiations between himself and the Company which resulted in the Employment Agreement between himself and the Company dated December             , 2003, and pursuant to the terms of such Employment Agreement, Employee, on behalf of himself, his marital community, and their heirs, successors and assigns, release and discharge the Company, and its predecessor organizations, their employee benefit plans and/or their current or former directors, officers, agents, employees and attorneys, any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), relating to Employee’s employment with the Company, or the termination of such employment, as well as any claims relating to equity grants, arising prior to the effective date of this Agreement.

It is understood and agreed that this Release is not intended to and does not waive Employee’s rights: (a) to indemnification pursuant to any applicable provision of the Company Bylaws or Certificate of Incorporation, or pursuant to applicable law; or (b) to vested benefits or payments specifically to be provided to Employee under the Agreement or any Company employee benefit plans; or (c) respecting any claims which Employee may have solely by virtue of his status as a shareholder of the Company; or (d) respecting any claims by Employee for defamation, libel or slander;

Subject to the preceding paragraph, this Release specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, The Americans with Disabilities Act, The Washington Law Against Discrimination, The Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, as well as any other state or federal laws or common law contract, public policy or tort theories relating to employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

Employee understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.

Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release do not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and,

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

Employee agrees this Agreement shall not be deemed to constitute evidence of any noncompliance with or violation of any statute or law, or any wrongdoing or liability on the part of Company or its agents. Employee acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by Company or by any of Company’s agents, representatives or attorneys to induce the execution of this Agreement.

Employee represents that he is not aware of any claim by him other than the claims that are released by (or excluded from) this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release may not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

COMPANY:	INFOSPACE, INC.

By

Title

EMPLOYEE:
James F. Voelker

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